Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports Fourth Quarter 2019 Results

Richmond, Virginia, March 6, 2020...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the fourth quarter of 2019 of $67.9 million. This represents a decrease of $4.7 million or 6.5% when compared to net sales for the fourth quarter of 2018. Excluding net sales of ASTI, net sales for the fourth quarter of 2019 decreased $12.7 million, or 17.4% compared to net sales for the fourth quarter of 2018. Net sales for the full year 2019 were $305.2 million, an increase of $24.3 million or 8.7% from the full year 2018. Excluding net sales of ASTI (for the 12 months ended December 31, 2019) and Munhall-Galvanized (for the first six months of 2019), net sales for the full year 2019 decreased $23.1 million, or 8.2% compared to net sales for the full year 2018.
For the fourth quarter of 2019, the Company recorded a net loss of $0.9 million, or $0.10 diluted loss per share, compared to net income of $0.5 million, or $0.06 diluted earnings per share for the fourth quarter of 2018. Excluding the financial results of ASTI, net income for the fourth quarter of 2019 decreased $2.1 million, or 380% compared to net income for the fourth quarter of 2018. The fourth quarter of 2019 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $0.6 million, compared to a $0.2 million loss in the fourth quarter of 2018, as well as non-recurring items, described in more detail below, which totaled $0.4 million.
For the full year 2019, net loss was $3.0 million, or $0.34 diluted loss per share. This compares to net income of $13.1 million, or $1.48 diluted earnings per share for the full year 2018. Excluding the financial results of ASTI (for the 12 months ended December 31, 2019) and Munhall-Galvanized (for the first six months of 2019), net income for the full year 2019 decreased $18.5 million, or 141% compared to net income for the full year 2018. The full year 2019 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $6.4 million, compared to a $5.0 million gain for the full year 2018, as well as non-recurring items, described in more detail below, which totaled $2.3 million.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net (Loss) Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Loss for the fourth quarter of 2019 was $0.8 million, or $0.09 adjusted diluted loss per share, a decrease of $2.8 million from Adjusted Net Income of $2.0 million, or $0.22 adjusted diluted earnings per share for the fourth quarter of 2018. For the full year 2019, Adjusted Net Loss was $1.2 million, or $0.14 per adjusted diluted loss per share, compared to $18.3 million Adjusted Net Income, or $2.06 adjusted diluted earnings per share for 2018.

•
Adjusted EBITDA decreased $3.4 million for the fourth quarter of 2019 to $2.5 million (3.7% of sales), from $5.9 million (8.1% of sales) for the fourth quarter of 2018. For the full year 2019, Adjusted EBITDA was $13.5 million (4.4% of sales) compared to $34.1 million (12.1% of sales) for 2018.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, for the fourth quarter of 2019, the most significant of those was inventory price change losses which, on a pre-tax basis, totaled $0.6 million, compared to a $0.2 million loss in the fourth quarter of 2018, representing a decrease of $0.4 million in pre-tax income compared to the fourth quarter 2018. Additionally, other significant non-recurring items occurred with an estimated pre-tax impact of $0.4 million in the fourth quarter and $2.3 million for the full year of 2019, and included the following:

•
Downtime associated with the heavy wall press outage; $0.4 million and $1.0 million, for the fourth quarter of 2019 and for the full year 2019, respectively, of pre-tax earnings loss. We have filed a claim with the insurance carrier. A new hydraulic cylinder was received in Bristol the week of February 17, 2020, and as of the date of this release, the equipment is fully operational.

•
Several factors reported previously which had no impact in the fourth quarter, but did impact year to date compared to prior year results include: three year Long-Term incentive Plan performance shares non-cash awards for 2017-2019 accrued in the third quarter of 2019 at a cost of $0.7 million, and several stop loss medical claims that resulted in charges in excess of $0.6 million in the third quarter of 2019.

"We witnessed extremely tight inventory controls on the part of customers across Synalloy's operating companies during the fourth quarter" said Craig C. Bram, President and CEO. "On a sequential basis, the Metals Segment sales fell 8% in the fourth quarter over the third quarter of the year, while the Chemicals Segment sales for same period comparisons fell 7%. While the order books indicated the potential for higher shipments in the fourth quarter, customers were reluctant to take on additional inventory at year-end. Whether this behavior was driven simply by working capital management, or concerns about the direction of the manufacturing economy in 2020, remains to be seen. January sales tracked closely to the forecast, while operating profits and adjusted EBITDA exceeded the forecast. February sales were also in line with our forecast," said Bram.
"It was a challenging year for the Company," said Bram. "While market and pricing dynamics were primarily negative, execution in both operations and sales, helped to mitigate the damage. We gained market share in stainless steel pipe and tube, as well as our heavy wall seamless carbon tube. We have taken significant steps in recent months to further lower our costs across the Company. I am particularly pleased with our cash flow management and the reduction of our debt since the acquisition of ASTI last January," said Bram.
Metals Segment
The Metals Segment's net sales for the fourth quarter of 2019 totaled $55.4 million, a decrease of $4.0 million or 6.7% from the fourth quarter of 2018. Excluding the net sales of ASTI, Metals Segment net sales for the fourth quarter of 2019 decreased $11.9 million, or 20.1%, compared to net sales for the fourth quarter of 2018.
Net sales for the full year 2019 were $251.1 million, an increase of $28.8 million or 13.0% from 2018. Excluding the net sales of ASTI (for the 12 months ended December 31, 2019) and Munhall-Galvanized (for the first six months of 2019), Metals Segment net sales for the full year 2019 decreased $18.6 million, or 8.4%, compared to net sales for 2018.
Sales of seamless carbon pipe and tube were up 6.7% from last year’s fourth quarter while average pricing was down 11% due to product mix and lessening impacts of tariff pricing supports in the market. Storage tank and vessel sales decreased 60.3% from last year’s fourth quarter. Excluding ASTI's results, pipe and tube sales were down 15.6% from the fourth quarter of 2018.
The backlog for our subsidiary, Bristol Metals, LLC, as of December 31, 2019 was $32.7 million, an increase of 4.9% when compared to the same date in 2018. The increase is primarily related to volume, with total pounds backlog up by 1.7%, and customer pricing and mix in stainless products, excluding surcharges, up approximately 2.7%. Surcharged indexed components of stainless pricing were up approximately 0.4%, but offset by a 16.0% decline in indexed pricing for galvanized products from prior year levels. The backlog for our subsidiary, Palmer of Texas Tanks, Inc., as of December 31, 2019, was $5.8 million, a decrease of 72.0%, when compared to the same date in 2018. The decrease in backlog is attributable to a significant retrenchment in completion of wells in the Permian Basin during the fourth quarter, as well as stagnant oil prices that are down 20.1% from early in the fourth quarter of 2018 and saw no significant rebound in 2019.
The Metals Segment's operating income decreased $4.1 million to $0.6 million for the fourth quarter of 2019 compared to $4.7 million for the fourth quarter of 2018. For the full year 2019, operating income decreased for the Metals Segment by $24.1 million to an operating income of $3.7 million compared to operating income of $27.8 million for the same period of 2018.
Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the fourth quarter at the high point of 2019, with an early fourth quarter increase in surcharges between 25.0% to 30.0%, partially offset by declines in December. With much of the pricing in the fourth quarter based on prior lower surcharge levels, the fourth quarter generated a net unfavorable operating impact of $0.6 million related to metal pricing, compared to a period of slightly more favorable indexed nickel prices in the fourth quarter of 2018, which generated metal pricing losses of only $0.2 million.

b)
Operating profits for welded stainless pipe and galvanized tube operations (excluding ASTI's results commented on in note c below) declined approximately $3.2 million in the fourth quarter of 2019 compared to the prior year period. The decline is primarily related to the average pricing declines of approximately 20.0% that took place in the third quarter of 2019 and sustained at lower levels, through fixed order book pricing, into the fourth quarter of 2019. While pounds increased an encouraging 5.6%, overall revenue declined $6.8 million, with the lost contribution margin passing through to lower operating profit.

c)	The American Stainless acquisition increased fourth quarter of 2019 operating income by $0.7 million, with no comparable results in the prior year period; and

d)
Sales of seamless carbon pipe and tube were up 6.7% in pounds shipped from last year's fourth quarter, while average pricing was down 11%, resulting in a lower operating profit by approximately $0.5 million. Lower pricing was primarily due to product mix and lessening impact of tariff pricing supports in the market but was also impacted by the overhang of excessive distributor inventories, slowing market demand and reduced mill pricing.

e)
Storage tank and vessel sales declined 60.3% from last year's fourth quarter, lowering operating profit by $0.3 million, which was a fairly minimal profit impact on the $4.7 million reduction in sales, with operations and staffing having been effectively reduced to lower operating costs by $2.2 million, blunting most of the impact of the lower demand.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the fourth quarter of 2019 totaled $12.6 million, representing a $0.7 million or 5.5% decrease from the fourth quarter of 2018. Sales for the full year 2019 were $54.1 million, a decrease of $4.5 million or 7.7% from 2018 results.
The decline of net sales during the fourth quarter is primarily attributable to customer retrenchment on fourth quarter purchases to manage their year-end working capital levels. For the full year, overall shipped pounds were up 2.8% on stable volume for contract manufactured products and an 8.4% increase in tolled products. However, revenue was negatively impacted by a more commodity mix of formulations resulting in a 10.2% decline in average prices, accounting for the majority of the revenue decline.
Operating income for the Specialty Chemicals Segment for the fourth quarter of 2019 was $0.4 million, a decrease of $0.2 million from the same quarter of 2018. The decline in operating income is primarily related to the lower sales revenue based on constrained customer pull noted above. For the full year 2019, operating income for the Specialty Chemicals Segment was $2.8 million compared to operating income of $4.0 million for 2018. The $1.2 million decline is primarily related to lower realized prices as noted above. In addition, the prior year's first 12 months included a one-time claim settlement gain of $0.3 million.
Other Items
Unallocated corporate expenses for the fourth quarter of 2019 decreased $0.5 million or 21.3% to $1.8 million (2.6% of sales) compared to $2.3 million (3.1% of sales) for the same period in the prior year comparative period. The fourth quarter decrease resulted primarily from lower incentive bonuses and bad debt expense. For the full year 2019, unallocated corporate expenses increased $0.5 million or 6.1% to $8.4 million (2.7% of sales) from $7.9 million (3.0% of sales) in the prior year comparative period. The year-over-year increase to unallocated corporate expenses resulted primarily from higher professional fees and stock compensation expense.
Acquisition costs were $0.2 million for the fourth quarter of 2019 (mainly recorded in unallocated SG&A), resulting from costs associated with the 2019 American Stainless acquisition. This compares to $0.4 million in acquisition cost (mainly recorded in unallocated SG&A) during the fourth quarter of 2018 resulting from costs associated with the 2018 MUSA-Galvanized acquisition. For the full year 2019 acquisition costs were $1.9 million ($1.4 million recorded in Metals Segment Cost of Sales and $0.5 million in unallocated SG&A) compared to $1.5 million for the full year of 2018 ($0.3 million recorded in Metals Segment Cost of Sales and $1.2 million in unallocated SG&A) resulting from costs associated with the 2018 MUSA-Galvanized acquisition.
Interest expense was $0.8 million and $0.9 million for the fourth quarters of 2019 and 2018, respectively. Interest expense was $3.8 million and $2.2 million for the full year of 2019 and 2018, respectively. The increase was related to higher average debt outstanding for the full year of 2019, as additional borrowings were primarily related to the 2019 American Stainless acquisition, offset during the year by almost $17.0 million in net inventory and other working capital reductions.
The effective tax rate was 19.3% for the 12 month periods ended December 31, 2019. The Company’s effective tax rate was materially similar to the U.S. statutory rate of 21.0% for the 12 months ended December 31, 2019.
The effective tax rate was 20.5% for the three and 12-month period ended December 31, 2018, respectively. The Company’s effective tax rate was approximately equal to the U.S. statutory rate of 21.0%.
The Company's cash balance decreased $1.6 million to $0.6 million as of December 31, 2019 compared to $2.2 million at December 31, 2018. Fluctuations affecting cash flows during the 12 months ended December 31, 2019 were comprised of the following:

a)
Net inventories decreased $16.0 million at December 31, 2019 when compared to December 31, 2018, mainly due to efforts to balance inventory with projected business levels. Excluding the impact of acquired inventory as a result of the American Stainless acquisition, the Company generated $20.0 million of operating cash flows from the relief of inventory during the 12 months ended December 31, 2019. Inventory turns decreased by 15% from 1.90 turns at December 31, 2018, calculated on a three-month average basis, to 1.62 turns at December 31, 2019;

b)
Accounts payable decreased $3.9 million as of December 31, 2019 as compared to December 31, 2018. Accounts payable days outstanding were approximately 31 days at December 31, 2019 compared to 57 days at December 31, 2018;

c)
Net accounts receivable decreased $6.0 million at December 31, 2019 as compared to December 31, 2018. Days sales outstanding, calculated using a three-month average basis, was 42 days outstanding at December 31, 2019 and 52 days at December 31, 2018, respectively;

d)	On January 1, 2019, the Company paid $21.9 million to complete the American Stainless acquisition;

e)	The Company purchased and sold equity securities during the full year of 2019, which resulted in net cash proceeds of $0.5 million;

f)	Capital expenditures, net of sales proceeds, for the full year of 2019 were $4.5 million; and

g)	The Company paid $4.1 million during 2019 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company had $75.6 million of total borrowings outstanding with its lender as of December 31, 2019. Since January 1, 2019 when the Company borrowed $22.7 million to fund the American Stainless acquisition ($20.0 million term loan and $2.7 million against the Company’s line of credit), the Company has reduced borrowings by $20.9 million ($3.7 million term loan and $17.2 million line of credit). Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio, maintaining a minimum tangible net worth, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of December 31, 2019, the Company had $13.4 million of remaining available capacity under its line of credit. The Company was in compliance with all covenants as of December 31, 2019.
Outlook
The Company has limited visibility on the direction of the manufacturing economy in 2020. Trade with China remains an issue as does the outcome of the Presidential election. Capital spending is under pressure, particularly in the energy markets. We do not expect a recession in 2020, but we do anticipate a period of flat to softening demand across our more industrial focused markets. With this backdrop, over the last 60 days of 2019, we initiated a cost cutting program across the entire Company. In addition to the work done at our vessel storage business in the fourth quarter, the Company implemented over $6 million in annual cost savings, which will be fully realized in 2020. The cost reductions cover everything from personnel, raw materials, other manufacturing costs and professional services.
Our forecast for 2020 includes the following:

•	Sales - $295.0 million to $310.0 million

•	Operating Income - $5.2 million to $8.0 million

•	Adjusted EBITDA - $17.0 million to $20.0 million(1)

•	Year-end 2020 Total Borrowings - $64.0 million to $68.0 million
(1) The Adjusted EBITDA projections include estimated inventory pricing losses for 2020 of $5.4 million due to surcharge and base metal pricing declines carried over into 2020.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel liquid storage tanks and separation equipment, specialty chemicals, and the master distribution of heavy wall seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, straight line lease costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, straight line lease cost, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2019	2018	2019	2018
Net sales
Metals Segment	$55,351	$59,351	$251,078	$222,242
Specialty Chemicals Segment	12,596	13,323	54,090	58,599
	$67,947	$72,674	$305,168	$280,841
Operating income
Metals Segment	$613	$4,692	$3,692	$27,784
Specialty Chemicals Segment	$424	$649	$2,811	$3,974

Unallocated expense (income)
Corporate	1,780	2,261	8,357	7,878
Acquisition costs	164	341	601	1,212
Earn-out adjustments	896	(762)	(747)	1,431
Operating (loss) income	(1,803)	3,502	(1,708)	21,237
Interest expense	840	907	3,818	2,211
Change in fair value of interest rate swap	(4)	80	141	(20)
Other (income) expense, net	(1,680)	2,050	(1,904)	2,573
Net (loss) income before income taxes	(959)	465	(3,763)	16,473

(Benefit) provision for income taxes	(66)	(85)	(727)	3,376

Net (loss) income	$(893)	$549	$(3,036)	$13,097

Net (loss) income per common share
Basic	$(0.10)	$0.06	$(0.34)	$1.49
Diluted	$(0.10)	$0.06	$(0.34)	$1.48

Average shares outstanding
Basic	9,026	8,872	8,983	8,806
Diluted	9,026	8,941	8,983	8,878

Other data:
Adjusted EBITDA (1)	2,527	5,886	13,460	34,120

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on equity securities, casualty insurance gain, all (gains) losses associated with Sale-leaseback, stock option/grant costs, straight-line lease cost and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

Dollars in thousands	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2019	2018	2019	2018
Consolidated
Net (loss) income	$(893)	$549	$(3,036)	$13,097
Adjustments:
Interest expense	840	907	3,818	2,211
Change in fair value of interest rate swap	(4)	80	141	(19)
Income taxes	(66)	(85)	(727)	3,376
Depreciation	1,888	1,828	7,578	6,412
Amortization	871	600	3,486	2,363
EBITDA	2,636	3,879	11,260	27,440
Acquisition costs (1)	174	394	1,936	1,525
Shelf registration costs	—	—	10	54
Earn-out adjustments	896	(762)	(747)	1,431
(Gain) loss on equity securities	(1,680)	2,050	(1,873)	2,573
Stock option / grant costs	331	205	2,091	827
Noncash lease expense	128	169	560	445
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(334)
Retention expense	42	34	223	159
Adjusted EBITDA	$2,527	$5,886	$13,460	$34,120
% sales	3.7%	8.1%	4.4%	12.1%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(629)	$(174)	$(6,359)	$4,959
Inventory cost adjustments	11	33	88	204
Aged inventory adjustment	52	72	7	94
Manufacturing variances	504	263	520	1,246
Total other (unfavorable) favorable impacts	$(62)	$194	$(5,744)	$6,503

Metals Segment
Operating income	$613	$4,692	$3,692	$27,784
Depreciation expense	1,478	1,437	5,954	4,840
Amortization expense	871	600	3,486	2,357
EBITDA	2,962	6,729	13,132	34,981
Acquisition costs	10	53	1,381	313
Stock option / grant costs	258	52	663	204
Amortized gain on sale of assets - sale-leaseback	—	(60)	—	(240)
Retention expense	17	34	123	159
Metals Segment Adjusted EBITDA	$3,247	$6,808	$15,299	$35,418
% segment sales	5.9%	11.5%	6.1%	15.9%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(629)	$(174)	$(6,359)	$4,959
Inventory cost adjustments	(5)	30	48	214
Aged inventory adjustment	50	61	—	20
Manufacturing variances	278	(32)	522	1,178
Total other (unfavorable) favorable impacts	$(306)	$(115)	$(5,789)	$6,371

Specialty Chemicals Segment
Operating income	$424	$649	$2,811	$3,974
Adjustments:
Depreciation expense	367	353	1,461	1,422
Amortization expense	—	—	—	6
EBITDA	791	1,002	4,272	5,402
Stock option / grant costs	22	26	226	103
Amortized gain on sale of assets - sale-leaseback	—	(24)	—	(95)
Specialty Chemicals Segment Adjusted EBITDA	$813	$1,005	$4,498	$5,410
% segment sales	6.5%	7.5%	8.3%	9.2%

Other (unfavorable) favorable impacts to income (2):
Inventory cost adjustments	$16	$3	$39	$(10)
Aged inventory adjustment	2	11	7	74
Manufacturing variances	226	295	(2)	68
Total other (unfavorable) favorable impacts	$244	$309	$44	$132
(1) Acquisition costs include the amortization of the incremental fair value above predecessor cost associated with acquired inventory that was sold during the quarter.
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) Income and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share (Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2019	2018	2019	2018

(Loss) income before taxes	$(960)	$465	$(3,763)	$16,473

Adjustments:
Acquisition costs	174	394	1,936	1,525
Shelf registration costs	—	—	10	54
Earn-out adjustments	896	(762)	(747)	1,431
(Gain) loss on investments in equity securities	(1,680)	2,050	(1,873)	2,573
Stock option / grant costs	331	205	2,091	827
Noncash lease expense	128	169	560	445
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(334)
Retention expense	42	34	223	159
Adjusted (loss) income before income taxes	(1,069)	2,471	(1,563)	23,153
(Benefit) provision for income taxes at 21%	(224)	519	(328)	4,862

Adjusted net (loss) income	$(845)	$1,952	$(1,235)	$18,291

Average shares outstanding, as reported
Basic	9,026	8,872	8,983	8,806
Diluted	9,026	8,941	8,983	8,878

Adjusted net (loss) income per common share
Basic	$(0.09)	$0.22	$(0.14)	$2.08
Diluted	$(0.09)	$0.22	$(0.14)	$2.06

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(629)	$(174)	$(6,359)	$4,959
Inventory cost adjustment	11	33	88	204
Aged inventory adjustment	52	72	7	94
Manufacturing variance	504	263	520	1,246

Total other (unfavorable) favorable impacts	$(62)	$194	$(5,744)	$6,503
Other impacts, net of tax	$(49)	$153	$(4,538)	$5,137

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets (Dollars in thousands)
(unaudited)	December 31, 2019	December 31, 2018

Assets
Cash	$626	$2,220
Accounts receivable, net	35,074	41,065
Inventories, net	98,186	114,202
Other current assets	13,229	9,983
Total current assets	147,115	167,470

Property, plant and equipment, net	40,690	40,925
Right-of-use assets, operating leases, net	35,772	—
Goodwill	17,558	9,800
Intangible assets, net	15,714	9,696
Other assets	348	508
Total assets	$257,197	$228,399

Liabilities and Shareholders' Equity
Accounts payable	$21,150	$25,074
Accrued expenses	11,613	12,163
Current portion of long-term debt	4,000	—
Current portion operating lease liabilities	3,562	—
Current portion of finance lease liabilities	253	—
Total current liabilities	40,578	37,237

Long-term debt	71,554	76,405
Long-term portion of earn-out liability	3,578	4,704
Long-term portion of operating lease liabilities	33,723	—
Long-term portion of finance lease liabilities	336	—
Long-term deferred sale-leaseback gain	—	5,599
Deferred income taxes	790	253
Other long-term liabilities	127	1,717
Shareholders' equity	106,511	102,484
Total liabilities and shareholders' equity	$257,197	$228,399

Note: The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date.

Reconciliation of 2020 Net Income to Adjusted EBITDA(1)
(in thousands)	2020 Guidance
(unaudited)	Low End	High End
Consolidated
Net income	$1,222	$3,310
Adjustments:
Interest expense	3,193	3,313
Income taxes	376	1,020
Depreciation	7,332	7,332
Amortization	3,238	3,238
EBITDA	15,361	18,213
Earn-out adjustments	232	232
Acquisition costs	—	—
Stock option / grant costs	1,038	1,038
Shelf registration costs	—	—
Loss on investments	—	—
Noncash lease expense	494	494
Retention expense	—	—
Adjusted EBITDA	$17,125	$19,977

Other favorable (unfavorable) impacts to income (2)
Inventory price change loss	$(5,401)	$(5,401)
Inventory cost adjustments	—	—
Aged inventory adjustment	—	—
Manufacturing variances	(507)	(507)
Total other unfavorable impacts	$(5,908)	$(5,908)

(1) The Adjusted EBITDA projections include estimated inventory pricing losses for 2020 of $5.4 million due to surcharge and base metal pricing declines carried over into 2020.
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.